Exhibit 3.6

Business Number E0143572006 - 9 Filed in the Office of Secretary of State State Of Nevada Filing Number 20140482276 - 36 Filed On 07/01/2014 Number of Pages 7

090203

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Go Green Global Technologies Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

The articles have been amended and restated (see attachment).

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 34,901,667 (100% approval)

4. Effective date and time of filing: (optional) Date: ______ Time: ______
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ______________________
Signature of Officer President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 11-27-13

AMENDED AND REST4TED ARTICLES OF INCORPORA.TION OF GO GREEN GLOBAL TECHNOLOGIES CORP., A NEVADA CORPORATION ARTICLE I The name of the Corporation is: Go Green Global Technologies Corp. (the 'Corporation"), ARTICLE II RESIDENT AGENT The name and address of the COfPC)ralion's resident agent is Robert L. Hawkins , 521 Mountain City Hwy, Unit 13, Elko. Nevada 89801 , ARTICLE Ill PURPOSE The Corporatloo is organized for the purpose of engaging in any lawful activity, within or without tha State of Nevada. ARTICLE IV Sectjon 4 . 01 . Auth 0 Ji 1 . ed Capita l Stock . Th 4 J total number of shares of stock this COl'pOfStion is awthorized to issue s II be 75 , 000 , 000 shares of capital stock , par value $ 0 . 001 per shartt, conslsUng of 66 , 000 , 000 shares of Common Stock, par value S 0 . 001 per share, and 9 , 000 , 000 shares of Preferred Stock, par value $ 0 . 001 per share . Section 4 . 02 , Common . The relalive rights of the Common Stock shat! be determined in accordance wiU, th& 'foll 01 Ning provisions of this Section 4 . 02 ; (a) Dlyidends . Subject to the rights of the holders of Preferred Staci< . , and subject to any other provisions of these Articles of lncorporalion, as the same may be amended from time lo time, tioklers of shares of Common Stock shall be entilled lo receive equally on a per share basis such dividends and other distribuliMs in cash . stock or property of the Corporation as may be declared thereon by the Board of Directors from time t o time out of assets or funds of the CorpQratlon legally available therefor .

(b) - At every meeHng of the stockholders, each holder of Common Stock shan be entitled to cast one ( 1 } vote in person or by proxy for each shara of Common Stock standing in his or her name on the transfer books of the Corporatioo . Section 4 , 03 . Pra(erreo Stock . The Board of Directors shall have the authority lo authorize the issuance of the Preferred Stock from time to lime in one Of more classe, or senes, and to state In lhe resolutlon or resolutions from lime to time adopted providing for the issuance thereof the following : (a) The number of shares to constitute the class or series and the designation !hereof; (b} The preferences and relawe, part i cipating, optional or other special rights, if any, and the qual!f 1 CBtions, limitaUons, or restrict 10 ns thereof, if an , with respect to any class or series ; (c) Whether or not the shares of any class or series wll be l'&deemable and if redeemable Iha redemption price or prices, and the time or Umes at which, and lhe terms and conditions t 1 pon which, such sharss shall b@ rsd"mable and the manner of r&demptiO!'I ; {d) Whether or not the shares or a class or series shall be subject to the operation of retirement or sinking funds to tie applied to the purchase or redemption of Sl .. lch shares for retirement, and if such retirement or sinking funds be established, th 4 t annual amount thereof and the terms and previsions relattve to the operation thereof ; (e) The dividend rate, whether dMdend, ; are payable in cash, stocl( of 1118 Corporation, or olher property, the conditions upon which and the times wtien such divid&nds are payable, the p,eference to or the relation to the payment of dividends payable on any other class or clanes or series of stock, whether or not such dlvtdends shell be cumulative or noncumu l ative, and tf cumulatlve, the date or dates from which such dividends sha l l accumulate ; (f} The preferences, If any, and the amounts thereof which the holders of any class or series !hereof are entitled to receive upon the voluntary or Involuntary dlssolutlon of, or upon any distribution of the assets of, the Corporation; (g) Whether or not the shares of any class or seri is convertible into . or exchangeable fO!', the shares of any other class or classes or of any other serie, or the same o r any other ciass or classes of slock of the Corporation end the con 11 ersIon price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed o r provided for in such resofutioo or resollJtlons ; and (h) Whether or not !he holders of shares of eech class or serk!s of Preferred Stock have voting rights for the election or removal of directors or for any other purpose and upon which circumstances any or all voting rights shall be exercised or eJ<ercis . ble . (i) Such other rights and provisions with respect to any class OI' series es may to !he Board of Directors seem aclVl:sable. Section 4,04 . Control Shares and Business Combjnatlon Stalutes . The - provisions of NRS 78.378 through 78.3793, inclusive, and NRS 78.411 through 78.444, inciusi11e, shall not apply lo the Corporation. ARTICLEV DIRECTORS ANO INCORPORATORS Section 5.01 . Soard: Sizp . Th& business and affairs of ttie Corporatlon shall be managed by or under the direction of the Board of Oiractors . TM number of directors shall, at the Ume of filing af theM

. Articles of lneorporation with the Secretary ol Stale of the State of Nevada, be the number of directors then in office and shall thereafter, subject lo any limitations which may be set forth in the Bylaws and subject to the right, if any, of holders of shares of Preferred Stock outstanding to elect additional directors expressly 11111 forth in the n ; isolution or resolutions pr 011 iding for the issuance of such sharas, be such number or such greater or lesser number as may be fixed from lime to tme and at any time by a resolution or 1 ' 8 $ olullon 11 adopted by the afmllative vote of a majority of the whole Board of Directors ARTICLE VI DIRECTORS' AND OFFJCiRS' LIABILITY No director or officer of the Corporation shel be personally liable to the Corporation or any ot its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer . However, the fore - going provision shall not eliminate or limit the llebllily of a director or officer for (i) acts or omissions which involve intenUonal mfsconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violaUon of Section 78 . 300 of the Nevada Revised Statutes . Any repeal or modificatton of this Article by the shareholders of the Corporation shall be prospective onty, and shall not adversely affect any limitation on the p 1 : 1 rsonet liability of a director or officer of the Corporation for acts or omissiOns prior to such repeal or modiftcation, ARTIC1.EVII INDEMNlffCATIQN Seqtjon 7 . 01 . CMI and Criminal Actions . This Corporation shatt heMby indemnify any person who was or i s a party or is threatened to be made a party to any threatened, per,dirig or completed action, suit or proceeding, Whether civil . crim i nal, admlnlstratlve or lnvestigali \ / 8 , except an acllon by or in the right of Iha Corporation, by reason of the fact that he Is or was an officer or director, and this Corporation may, ln Iha discretion of the board of directors, indemnify any person who was or is an employee or agenl of !Ms Corpcxatlon, or ls or was s&l'Ving at the request of this corporation as director, officer, employee or agent of another corporalion, against expenses, lnclUdlng attorneys' lees, judgment, fines and amounts paid in aett!&ment actually and reasonably incurred by him in connection with the action ; suit or proceeding if he acted in good faith and In a manner which he reasonably be l ieved to be In or not opposed to the best i nterests of this Corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his oonduct was unlawful . The tennination of any action, suit or proceeding by judgment . order, settlement, conv i ction, or upon a ptea of nolo contenders or its equ i valent . does not, of ltsell, create a presumption that the person did not act i n good faith and in a manner which he reaso,iably believed to be in or not opposed to the best i nterest of this Corporation, and that . with respect lo any criminal action or proceed!ng . he had reasonable cause to believe that his conduct was unlawful . Section 7 . 02 . Derivative Suit& . This Corporation shall indemnify any pe on who was or Is a party or is threatened to be made a party to any threatened, pending or completea action or suit by or in the right of this Corporation to procure a judgrnerrt in its favor by reason of Iha fact tnet he is or was an officer or dlrector, and this Corporation may, In the discrebon of th 9 board of directors, indemnify any person wtio was or Is en employee or agent of this Corporation, or is or was serving at the request of this Corporalton as a d i rector, off 1 < : er . employee or agent of another corporaUon, partnership, joint venture, trust or other enterprise against expenses , including amounls paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of lhe . actions or suit if he acted In good faith and in a manner which he reasonably belleved to be ln o r not opposed to the best interests of thls Corporation . Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisd i ction , attar exhaustion of all appeals therefrom , to t>e Uable to this Corporation or for amounts paid in settlement to this Corporation, unless and only to ttie extent that the court in which the action or suit was brought or other court cf compet&nl jurisdiction determines upon appliqgtion that in v i ew of all the circumstances of too case , the person is fairly and reasonably entitled to Indemnity ror such expenses as the court deems proper . - 3 •

S,ction 7 m . S!/ccess On Merits , To the extent that a director, officer, employee or egent of this Corporation entitled to, or othel'Wise granted, indemnification has been successful on the merits 01 otheiwise in defense of any action, 8 < . lit or proceeding referred to in sections 1 end 2 , or in defen 5 e of any claim, issue or matter therein, he must ba indemnified by this Corporation against expenses, Including attorneys' fees, actually and reasonably Incurred by him in connection with the defense . Section 7 . 04 . Decision On !ndemnil \ cation . Any indemnification under sections 7 . 01 and 7 , 02 , unless ordered by a eot 1 rt or edVanced pursuant to section 7 . 05 below, must be made by this Corporation only as authorizsd in the specific case upon a determination that indemntficalion of the director, officer, employee or agent is proper in the Circumstances . The determination must ba made : (a) By the sloekholders; (bl By the Board of Directors by majority vote of a quorum consisting of d i rectors who were not parties to the act, su i t or proceeding ; (c) !fa majority vote of e Quorum consisting of directors who were not parties to the act, suit or proceeding so order,, by independent lega l counsel in a written opinion : or (d) lf a quorum consisting or din,ctors who were not parties to the act, suit or proceeding cannot be obtained, by independent l egal counsel in a written opinion . Seclion 7 0 . E 11 oenses . The expenses of officers and directors incurred in defending a ci 11 H or criminal action, suit or prooeeding shall be paid by this Corporation as they are incurred and In advance of the final disposition of the action, suit or proceeding, upon rece i pt of an undertaking by or on behalf of the director or officer to repay the amount If it ls ullimall!Jly determined by a court of competent Jurisdiction that he is not antilled to be indemnified by this Corporation, The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or othel"Nise by law . Section 7 06 . Other Rjghts : Continuation . The Indemnification and advar,cement of expenses authorized in Of ordered by a court pur . 3 uant to this S&ction 7 : (a) Does not exclude any other rights to which a person seeking i ndemnification or advancement or expenses may be entitled under the Bylaws, agreement, vote tTf stockholders or disinterested directors or othBl'Wise, for either an action in his official capacity or an action in another capacity while nokling his office, except that indemnification, unless ordered by a court pursuant to section 7 . 02 above or for the advancement of expenses made pursuant to sectlon 7 . 05 above, rney not be made lo or on behalf of any director or officer if a final adjudicatioo establishes that his acts or omissions involved intentional misconduct, fraud 01 a knowing violation of the l aw end was material to the CBI . I of action . {b) Continues for 11 pers< 1 n who has t : eaself to be . 11 director or officer, ancl to the ellrent indemnification 1 s provided by the board or direcloffl an employee or agent, and inures to the benefit of the heirs, executors and administrators of such a person . Section 7 . 07 . BvlaWs ; Insurance . Without limiting the application of the foregoing, the Board of Directora may adopt bylaws from lime to lime with respect to i rn : lemnilieation, to provide at all times th!! fuHest indemnification permitted by the laws of the Slate of Nevada or to limit the right of indemnification, and may cause the Corporation lo purch! ; ise and maintain 111 surence or make other financial arrangements on behalf of any person who Is or was a d or or officer of the Corporation as a director or officer of another corporation, or as Its representative in a partnership, Joint venture, trust or ether enterprise against any liability asserted against !WCh person and incurred in any such capacity or arising out of such status, to the fullest extent permitted by the laws of the, State of Nevada, whether or not the Corporation would have the power to indemnify ,uch person .

STATE OF CONNEC T ICUT : ss. COUNTY OF NEW HAVEN : This instrument was acknowledged before me on.:I'" /J 11 - . 2014 by Paul Murdock in his capacity as Presi nt of Go Green Global Technologles Corp. - 5 -